Exhibit 99.1

JLL Income Property Trust
Acquires South San Diego Distribution Center

Chicago (April 14, 2022) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with approximately $6.3 billion in portfolio assets announced today the acquisition of South San Diego Distribution Center, a three-building, 665,000-square-foot industrial portfolio in San Diego, California. The three properties are 96 percent leased to eight tenants, and the purchase price was $158.5 million.

“Industrial properties continue to be a target overweight for our portfolio given sustained tenant demand and strong, long-term outlook for the sector that we believe will yield stable income for our stockholders,” said JLL Income Property Trust President and CEO Allan Swaringen. “South San Diego Distribution Center aligns well with our strategy, given its location near irreplaceable transportation infrastructure and San Diego’s strong industrial rent growth.”

San Diego’s diverse economy is driven by technology, healthcare, biotech, life science, Department of Defense and defense contractors, along with tourism and trade with Mexico. The overall San Diego industrial market consists of nearly 200 million square feet and faces geographic barriers to new supply due to its borders with Camp Pendleton on the north, the Pacific Ocean on the west, mountains and desert to the east and Mexico’s border on the south. These buildings, located in the South County area, and more specifically the Otay Mesa industrial submarket, are 1.5 miles from the US-Mexico border with critical proximity to the Otay Mesa Port of Entry, the most active truck border in California and the second most active US-Mexico crossing behind Laredo, Texas. A large share of tenant activity in this submarket is associated with cross-border trade with Mexico, requiring immediate proximity to the Port as trucks cross the border multiple times a day – providing a unique long-term demand driver for these locations. Near-shoring of manufacturing post-pandemic and continued trade tensions with China have boosted tenant demand and resulted in substantial rent growth.

For these reasons, San Diego is a highly rated overweight industrial market, according to LaSalle Research & Strategy’s target market analysis. The market’s overall industrial vacancy is currently just above 3 percent, and while there is new supply coming online, absorption is expected to be strong, allowing for further rent growth in the near future.

This investment was acquired through the assumption of an in-place, $72.5 million first mortgage at an attractive fixed-rate of 3.18 percent, interest only for another four years with a maturity in 2031 along with the issuance of $75 million in Operating Partnership units to the sellers, affiliates of Murphy Development Company, a developer of high-quality, Class A corporate industrial and technology parks in the San Diego market. The balance of the purchase was funded with cash.

Swaringen noted, “Our unique UPREIT structure along with our diversified portfolio and NAV-based daily valuation were attractive to the sellers who chose to contribute these properties in exchange for interests in our fund rather than selling for cash, helping achieve a more tax efficient outcome along with facilitating their longer-term estate planning objectives. We are excited to have them as long-term investors in JLL Income Property Trust and look forward to working with them for many years to come.”

JLL Income Property Trust’s aggregate industrial allocation is now over $1.8 billion, or approximately 30 percent of its $6.3 portfolio, and includes 53 properties across 12 key markets, all ranked highly or as target markets by LaSalle’s Research & Strategy group.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.
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About Jones Lang LaSalle Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $78 billion of assets in private and public real estate property and debt investments as of Q4 2021. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:
Scott Sutton
LaSalle Investment Management
Telephone: +1 224 343 5538
Email: scott.sutton@lasalle.com
Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com